Exhibit 99.1

Contact: Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

TTM Technologies, Inc. Reports First Quarter 2025 Results

Santa Ana, CA – April 30, 2025 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology solutions, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and quick-turn and technologically advanced printed circuit boards (“PCB”s) today reported results for the first quarter 2025, which ended on March 31, 2025.

First Quarter 2025 Highlights

•	Net sales were $648.7 million, up 14% year on year

•	GAAP net income of $32.2 million, or $0.31 per diluted share

•	Non-GAAP net income of $52.4 million, or $0.50 per diluted share, a record high for a first quarter

•	Cash usage from operations of $10.7 million due to an increase in working capital

•	Book to bill of 1.10 for the first quarter

•	A&D program backlog $1.55 billion

First Quarter 2025 GAAP Financial Results

Net sales for the first quarter of 2025 were $648.7 million, compared to $570.1 million in the first quarter of 2024.

GAAP operating income for the first quarter of 2025 was $50.3 million compared to GAAP operating income for the first quarter of 2024 of $17.1 million.

GAAP net income for the first quarter of 2025 was $32.2 million, or $0.31 per diluted share, compared to GAAP net income for the first quarter of 2024 of $10.5 million, or $0.10 per diluted share.

First Quarter 2025 Non-GAAP Financial Results

On a non-GAAP basis, net income for the first quarter of 2025 was $52.4 million, or $0.50 per diluted share. This compares to non-GAAP net income of $29.1 million, or $0.28 per diluted share, for the first quarter of 2024.

Adjusted EBITDA in the first quarter of 2025 was $99.5 million, or 15.3% of sales compared to adjusted EBITDA of $70.5 million, or 12.4% of sales for the first quarter of 2024.

“We delivered a strong quarter with revenues and non-GAAP EPS above the high end of the guided range. Revenues grew 14% year on year due to demand strength in our Aerospace and Defense, Data Center Computing and Networking end markets, the latter two being driven by generative AI,” said Tom Edman, CEO of TTM. “Non-GAAP operating margins were 10.5%, up 340 basis points year on year, and were double digit for the third consecutive quarter, reflecting continued solid execution, particularly in a normally challenging first quarter. Finally, non-GAAP EPS was a record high for a first quarter at $0.50 per diluted share,” concluded Mr. Edman.

Business Outlook

For the second quarter of 2025, TTM estimates that revenues will be in the range of $650 million to $690 million, and non-GAAP net income will be in the range of $0.49 to $0.55 per diluted share.

Contact: Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

With respect to the Company’s outlook for non-GAAP net income per diluted share, we are unable to predict with reasonable certainty or without unreasonable effort certain items that may affect a comparable measure calculated and presented in accordance with GAAP. Our expected non-GAAP net income per diluted share excludes primarily the future impact of restructuring actions, impairment charges, unusual gains and losses including but not limited to unrealized foreign exchange translation, and tax adjustments. These reconciling items are highly variable and difficult to predict due to various factors outside of management’s control and could have a material impact on our future period net income per diluted share calculated and presented in accordance with GAAP. Accordingly, a reconciliation of non-GAAP net income per diluted share to a comparable measure calculated and presented in accordance with GAAP has not been provided because the Company is unable to provide such reconciliation without unreasonable effort. For the same reasons, TTM is unable to address the probable significance of the information.

Live Webcast/Conference Call

TTM will host a conference call and webcast to discuss first quarter 2025 results and the second quarter 2025 outlook on Wednesday, April 30, 2025, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call will include forward-looking statements.

Access to the conference call is available by clicking on the registration link TTM Technologies, Inc. first quarter 2025 conference call. Registering participants will receive dial in information and a unique PIN to join the call. Participants can register at any time up to the start of the conference call. The conference call will also be simulcast on the company’s website, and can be accessed by clicking on the link TTM Technologies Inc. first quarter 2025 webcast. The webcast will remain accessible for one week following the live event.

To Access a Replay of the Webcast

The replay of the webcast will remain accessible for one week following the live event on TTM’s website at TTM Technologies Inc. first quarter 2025 webcast.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions, including mission systems, RF components, RF microwave/microelectronic assemblies, and quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

The preliminary financial results included in this press release represent the most current information available to management. The company’s actual results when disclosed in its Form 10-Q may differ from these preliminary results as a result of the completion of the company’s financial closing procedures, final adjustments, completion of the review by the company’s independent registered accounting firm, and other developments that may arise between now and the disclosure of the final results.

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.

Contact: Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

About Our Non-GAAP Financial Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, this release includes information about TTM’s adjusted EBITDA, non-GAAP net income, non-GAAP earnings per diluted share and non-GAAP operating margins, all of which are non-GAAP financial measures. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. TTM compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliations below to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

- Tables Follow –

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	First Quarter
	2025	2024
Net sales	$648,668	$570,113
Cost of goods sold	517,696	466,394

Gross profit	130,972	103,719

Operating expenses:
Selling and marketing	21,271	20,294
General and administrative	43,774	43,670
Research and development	8,064	7,321
Amortization of definite-lived intangibles	6,889	11,429
Restructuring charges	714	3,938

Total operating expenses	80,712	86,652

Operating income	50,260	17,067
Interest expense	(11,464)	(12,324)
Other, net	2,195	9,326

Income before income taxes	40,991	14,069
Income tax provision	(8,813)	(3,603)

Net income	$32,178	$10,466

Earnings per share:
Basic	$0.32	$0.10
Diluted	0.31	0.10
Weighted-average shares used in computing per share amounts:
Basic	101,866	101,952
Diluted	104,530	104,098
Reconciliation of the denominator used to calculate basic earnings per share and diluted earnings per share:
Weighted-average shares outstanding	101,866	101,952
Dilutive effect of performance-based stock units, restricted stock units and stock options	2,664	2,146

Diluted shares	104,530	104,098

SELECTED BALANCE SHEET DATA

	March 31, 2025	December 30, 2024
Cash and cash equivalents	$411,260	$503,932
Accounts receivable, net	496,216	448,611
Contract assets	378,215	381,382
Inventories	246,837	224,985
Total current assets	1,584,348	1,606,744
Property, plant and equipment, net	888,086	869,957
Operating lease right-of-use assets	78,076	78,252
Other non-current assets	904,089	917,541
Total assets	3,454,599	3,472,494
Short-term debt, including current portion of long-term debt	$3,800	$3,795
Accounts payable	395,127	406,221
Total current liabilities	764,536	809,054
Long-term debt, net of discount and issuance costs	913,846	914,359
Total long-term liabilities	1,103,062	1,099,616
Total stockholders’ equity	1,587,001	1,563,824
Total liabilities and stockholders’ equity	3,454,599	3,472,494

SUPPLEMENTAL DATA

	First Quarter
	2025	2024
Gross margin	20.2%	18.2%
Operating margin	7.7%	3.0%
End Market Breakdown:
	First Quarter
	2025	2024
Aerospace and Defense	47%	46%
Automotive	11%	13%
Data Center Computing	21%	21%
Medical/Industrial/Instrumentation	13%	14%
Networking	8%	6%

Stock-based Compensation:

	First Quarter
	2025	2024
Amount included in:
Cost of goods sold	$2,673	$2,029
Selling and marketing	932	868
General and administrative	4,872	3,595
Research and development	310	295

Total stock-based compensation expense	$8,787	$6,787

RECONCILIATIONS1

	First Quarter
	2025	2024
Non-GAAP gross profit reconciliation[2]:
GAAP gross profit	$130,972	$103,719
Add back item:
Amortization of definite-lived intangibles	2,335	2,336
Stock-based compensation	2,673	2,029
Unrealized gain on commodity hedge	(776)	(752)
Other charges	—	(162)

Non-GAAP gross profit	$135,204	$107,170

Non-GAAP gross margin	20.8%	18.8%
Non-GAAP operating income reconciliation[3]:
GAAP operating income	$50,260	$17,067
Add back items:
Amortization of definite-lived intangibles	9,224	13,765
Stock-based compensation	8,787	6,787
Unrealized gain on commodity hedge	(776)	(752)
Restructuring, acquisition-related and other charges	714	3,826

Non-GAAP operating income	$68,209	$40,693

Non-GAAP operating margin	10.5%	7.1%
Non-GAAP net income and EPS reconciliation[4]:
GAAP net income	$32,178	$10,466
Add back items:
Amortization of definite-lived intangibles	9,224	13,765
Stock-based compensation	8,787	6,787
Non-cash interest expense	531	518
Unrealized gain on commodity hedge	(776)	(752)
Unrealized loss (gain) on foreign exchange	2,214	(4,277)
Restructuring, acquisition-related and other charges	714	3,738
Income taxes[5]	(440)	(1,136)

Non-GAAP net income	$52,432	$29,109

Non-GAAP earnings per diluted share	$0.50	$0.28
Adjusted EBITDA reconciliation[6]:
GAAP net income	$32,178	$10,466
Add back items:
Income tax provision	8,813	3,603
Interest expense	11,464	12,324
Amortization of definite-lived intangibles	9,224	13,765
Depreciation expense	26,863	24,696
Stock-based compensation	8,787	6,787
Unrealized gain on commodity hedge	(776)	(752)
Unrealized loss (gain) on foreign exchange	2,214	(4,277)
Restructuring, acquisition-related and other charges	714	3,900

Adjusted EBITDA	$99,481	$70,512

Adjusted EBITDA margin	15.3%	12.4%
Free cash flow reconciliation:
Operating cash flow	$(10,655)	$43,895
Capital expenditures, net	(63,220)	(49,296)

Free cash flow	$(73,875)	$(5,401)

[1]

This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations. Prior year results have been revised to exclude the impact of unrealized loss (gain) on foreign exchange from non-GAAP net income, non-GAAP EPS, and adjusted EBITDA—refer to the revised historical non-GAAP financial information in the Form 8-K filed on February 5, 2025 for further information.

[2]	Non-GAAP gross profit and gross margin measures exclude amortization of definite-lived intangibles, stock-based compensation, unrealized gain on commodity hedge, and other charges.

[3]

Non-GAAP operating income and operating margin measures exclude amortization of definite-lived intangibles, stock-based compensation, unrealized gain on commodity hedge, restructuring, acquisition-related costs, and other charges.

[4]

This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures — which add back amortization of definite-lived intangibles, stock-based compensation, non-cash interest expense, unrealized gain on commodity hedge, unrealized loss (gain) on foreign exchange, restructuring, acquisition-related costs, and other charges as well as the associated tax impact of these charges and discrete tax items — provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

[5]	Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate.

[6]

Adjusted EBITDA is defined as earnings before income tax provision, interest expense, amortization of definite-lived intangibles, depreciation expense, stock-based compensation, unrealized gain on commodity hedge, unrealized loss (gain) on foreign exchange, restructuring, acquisition-related costs, and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.